UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report:  January 21, 2009

Date of Earliest Event Reported:  January 14, 2009

Sauer-Danfoss Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-14097	36-3482074
(State or other	(Commission	(I.R.S. Employer
jurisdiction of incorporation)	File Number)	Identification No.)

250 Parkway Drive, Suite 270
Lincolnshire, Illinois		60069
(Address of principal executive offices)		(U.S. Zip Code)

Registrant’s telephone number, including area code:  (515) 239-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5	Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As announced in the Form 8-K filed by Sauer-Danfoss Inc. (the “Company”) on October 10, 2008, Sven Ruder began serving as the President and Chief Executive Officer of the Company on January 1, 2009, replacing David J. Anderson upon his retirement.  The Company reported in its Form 8-K filed on November 13, 2008, that Mr. Ruder had entered into an Executive Service Agreement (the “Danish Agreement”) with Sauer-Danfoss ApS, a Danish subsidiary of the Company, on November 7, 2008.  The Danish Agreement was to become effective on January 1, 2009.  The Company’s original intention was for Mr. Ruder to be based at the Company’s location in Nordborg, Denmark, so the Danish Agreement was drafted to comply with Danish employment law.  The Company has subsequently determined that Mr. Ruder will work out of the Company’s Neumünster, Germany facility as a direct employee of Sauer-Danfoss GmbH & Co. OHG, a German subsidiary of the Company (“OHG”).  To ensure that Mr. Ruder’s employment agreement complies with the employment laws of Germany, Mr. Ruder and OHG entered into a new Employment Contract on January 14, 2009 (the “German Agreement”).  The German Agreement supersedes and cancels the Danish Agreement and became effective as of January 1, 2009.  Pursuant to the German Agreement, Mr. Ruder will report to the Chairman of the Board of Directors of the Company.

The German Agreement has an indefinite term.  It will terminate automatically upon Mr. Ruder’s death or bankruptcy or at the end of the month in which Mr. Ruder attains the regular retirement age under applicable German law.  Either party may terminate the German Agreement immediately upon the occurrence of a material breach that remains uncured for a period of 30 days following written notice.  If OHG or Mr. Ruder desires to terminate the German Agreement in any other circumstance, the German Agreement requires a notice period of 24 months for termination by OHG and of 12 months for termination by Mr. Ruder.  The German Agreement contains certain standard non-competition and confidentiality covenants.  The covenant not to compete will not apply if Mr. Ruder’s employment is terminated by OHG without reasonable cause or by Mr. Ruder as a result of a breach by OHG or the Company.

The principal financial terms of the German Agreement are as follows:

•

Mr. Ruder will receive an initial annual fixed salary of EUR 450,000 (approximately US $585,000 at current exchange rates), which will be subject to annual review and adjustment by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”).

•

Mr. Ruder will be eligible to earn an annual incentive under the Company’s prevailing Omnibus Incentive Plan subject to achievement of such performance goals as may be established by the Compensation Committee.

•	Mr. Ruder will be eligible to receive long-term incentive awards under the Company’s prevailing Omnibus Incentive Plan.

•	Mr. Ruder will be eligible for certain perquisites and reimbursements described in the German Agreement.

•	Mr. Ruder will be eligible to participate in OHG’s prevailing pension plan for executives.

The foregoing summary of the terms of the Employment Contract is qualified in its entirety by reference to the terms of the German Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Section 9	Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits

(d)           Exhibits

10.1         Employment Contract effective as of January 1, 2009 by and between Sauer-Danfoss GmbH & Co. OHG and Sven Ruder.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

SAUER-DANFOSS INC.

DATE: January 21, 2009
	By:	/s/ Kenneth D. McCuskey
	Name:	Kenneth D. McCuskey
	Title:	Vice President and Chief Accounting Officer